Exhibit 10.1

STERLING BANCSHARES, INC.

PHANTOM SHARE AGREEMENT

Date

Name

Address 1 text

Address 2 text

Address 4 text

Address 4 text

Anytown, CO 12345

US

Re:	Grant of Performance-Based Phantom Stock Units

I am pleased to inform you that as of “date” (the “Grant Date”) Sterling Bancshares, Inc., a Texas corporation (the “Company”), has made a performance-based grant to you of phantom stock units (“PSUs”) with respect to the Company’s stock under the Company’s 2003 Stock Incentive and Compensation Plan (the “Plan”). The terms of the grant are as follows:

1.	Grant/Vesting of PSUs.

(a)	Number of PSUs. You are hereby granted PSUs under the Plan; however, depending on the level of achievement of the Performance Goals set forth in Attachment A hereto, which is made a part of this Agreement for all purposes, the number of PSUs “earned” may be increased or decreased.

(b)

Vesting. Except as provided in Paragraph 2 below, the PSUs shall become vested only (i) upon, and to the extent of, the achievement of the Performance Goals as set forth in Attachment A and (ii) if you are an employee of the Company on the date the PSUs, if any, that are “earned,” as provided in Attachment A, are confirmed by the Company, which may not be later than the February 28th following the end of the Performance Period (the “Payment Date”).

2.	Events Occurring Prior to Payment Date.

(a)	Terminations due to Death, Disability or Retirement. If, prior to the Payment Date, you cease to be an employee of the Company as a result of your death, a disability that entitles you to disability benefits under the Company’s long-term disability plan, or retirement (“Retirement” means your termination of employment (other than for Cause) on or after reaching age 65, or prior to reaching age 65 but after reaching age 55 with 10 years of service), the percentage of PSUs granted to you that will become vested upon such termination is as follows: ( i) if such termination due to death, disability, or retirement occurs in the first year of the Performance Period, 33% (the remaining 67% shall be immediately forfeited); (ii) if such termination due to death, disability, or retirement occurs in the second year of the Performance Period, 67% (the remaining 33% shall be immediately forfeited); and (iii) if such termination due to death, disability, or retirement occurs in or after the third year of the Performance Period, your vesting will be determined on the basis, and to the extent, that the Performance Goals for the Performance Period are or have been achieved, as the case may be, at the end of the performance period. Any PSUs that do not become vested as provided in clause (iii) shall be forfeited automatically without payment on the Payment Date. The determination of the number of shares earned for each PSU award grant, under the provisions of the plan, will be made as soon as administratively possible following the employee’s termination date due to death, disability, or retirement. The employee, once terminated, would no longer be eligible for any new PSU grants.

(b)	Other Terminations. If, prior to the Payment Date, you terminate from the Company for any reason other than as provided in (a) above (or if your employer ceases to be an Affiliate of the Company), all PSUs then held by you shall be automatically forfeited without payment upon such termination.

(c)	Change of Control. Notwithstanding any other provision hereof, upon the occurrence of a Change of Control prior to the Payment Date, all PSUs then held by you shall automatically become fully vested upon such Change of Control without regard to the level of achievement of the Performance Goals.

For purposes of this Agreement, “employment with the Company” shall include being an employee, director or consultant of the Company or any subsidiary of the Company.

3.	Payment of Vested PSUs. Subject to Section 4 and except as provided below, as soon as reasonably practical after the end of the Performance Period, you shall receive from the Company, with respect to your PSU award that have become “earned ,” if any, as provided in Attachment A, that number of shares of Company Stock that is equal to the number of PSUs that are “earned” and vested. Notwithstanding the foregoing, if you become vested pursuant to clause (i) or (ii) of Section 2(a) or Section 2(c), your vested PSUs will be paid to you (or your estate) as soon as reasonably practical, and not later than 60 days, after your termination date or the Change of Control, whichever is applicable.

4.	Tax Withholding. To the extent that the payment of vested PSUs results in compensation income to you, you must deliver to the Company the amount of money the Company is required to withhold to meet its tax withholding obligation under applicable laws or make such other arrangements in advance to satisfy such withholding obligations as the Company, in its sole discretion, may approve. In this regard, the Company may, in its discretion, withhold shares of Company Stock otherwise to be issued to you on the Payment Date to satisfy its tax withholding obligations. In no event shall you be entitled to receive shares of Company Stock prior to satisfying the above tax withholding obligations.

5.	Limitations Upon Transfer. All rights under this Agreement shall belong to you and may not be transferred, assigned, pledged, or hypothecated in any way (whether by operation of law or otherwise ), other than by will or the laws of descent and distribution or pursuant to a “qualified domestic relations order”, and shall not be subject to execution, attachment, or similar process.

6.	Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company or upon any person lawfully claiming under Employee.

7.	Modification. Except to the extent permitted by the Plan, any modification of this Agreement will be effective only if it is in writing and signed by each party whose rights hereunder are affected thereby.

8.	Plan Controls. This grant is subject to the terms of the Plan, which are hereby incorporated by reference. In the event of a conflict between the terms of this Agreement and the Plan, the Plan shall be the controlling document. Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to them in the Plan.

9.	Employment Agreement. If on the Grant Date you are party to a written employment agreement with the Company and your employment agreement provides you additional rights with respect to PSU awards granted you under the Plan, this Agreement shall be deemed to incorporate such additional rights, to the extent not contrary to the terms of the Plan.

10.	Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas, without regard to conflicts of laws principles thereof.

By accepting below, you agree that this grant is under and governed by the terms and conditions of the Plan, including the terms and conditions set forth in this Agreement, including Attachment A hereto. By clicking ‘Accept’, I confirm that I have read and accept the terms of this Phantom Share Agreement.

ATTACHMENT A

Performance Goals

Except as otherwise provided in the Agreement, the provisions of this Attachment A shall determine the number of PSUs, if any, that become “earned” and payable.

I.	Performance Period

The Performance Period shall be the period beginning January 1, 2010 and ending December 31, 2012.

II.	Return on Average Assets (“ROAA”)

The number of PSUs that become earned and payable will be determined based, in part, on the comparison (percentile ranking) of (i) the average ROAA of the Company for the Performance Period to (ii) the average ROAA of each member of the Peer Group for the Performance Period. The ROAA result will be applied to 50% of your PSUs.

“ROAA” for the Company or a Peer Group member shall be determined by (1) for each year in the Performance Period dividing the Company ’s or the peer company’s, as applicable, net income for that year by the value of its average assets for that year, (2) adding the results so determined for each of the three years, and then (3) dividing that 3-year total by three.

III.	Diluted Earnings Per Share Growth (“DEPS Growth”)

The number of PSUs that become earned and payable will be determined based, in part, on the comparison (percentile ranking) of (i) the average DEPS Growth percentage of the Company for the Performance Period to (ii) the average DEPS Growth percentage of each member of the Peer Group for the Performance Period. The DEPS Growth result will be applied to the other 50% of your PSUs.

“DEPS Growth” for the Company or a Peer Group member shall be determined by (1) calculating the DEPS growth percentage for each year of the three year performance period, (2) adding the growth percentage for the company or the peer company, as applicable, for each year of the performance period, and then (3) dividing such three-year total by three.

IV.	Peer Group

The members of the Peer Group shall be the companies listed on Attachment B. No company shall be added to, or removed from, the Peer Group during the Performance Period, except that a company shall be removed from the Peer Group if during such period (i) such company ceases to maintain publicly available statements of operations prepared in accordance with GAAP, (ii) such company is not the surviving entity in any merger, consolidation, or other reorganization (or survives only as a subsidiary of an entity other than a previously wholly owned entity of such company ), or (iii) such company sells, leases, or exchanges all or substantially all of its assets to any other person or entity (other than a previously wholly owned entity of such company).

V.	Determination of Number of PSUs Earned

Average Return on Assets: Sterling Bank Performance vs. PEER -- 50% Weight		Average Diluted Earning per Share: Sterling Bank Performance vs. PEER -- 50% Weight
Col A Sterling Bank Percentile Rank	Col B Percent of first one-half of your PSUs Vested	Col C Sterling Bank Percentile Rank	Col D Percent of second one-half of your PSUs Vested
0-29.99th	0%	0-29.99th	0%
30-34.99th	10%	30-34.99th	10%
35-39.99th	25%	35-39.99th	25%
40-49.99th	40%	40-49.99th	40%
50-64.99th	50%	50-64.99th	50%
65-74.99th	75%	65-74.99th	75%
75th or higher	100%	75th or higher	100%

The percentage of PSUs earned and payable, if any, at the end of the Performance Period shall be the sum of the percentages from Columns B and D above.

For purposes of the ROAA and Average DEPS Growth calculations, the Company ‘s or the peer company’s ongoing or pro forma earnings per share shall be used, e.g., unusual gains, losses or expenses shall be disregarded. The Company ‘s or a peer company’s earnings per share, its net income and the value of assets for a year shall be that as reported in its annual report to its stockholders for such year (adjusted for any restatements made prior to the Payment Date). To the extent any PSUs do not become earned, such PSUs automatically shall be forfeited as of the end of the Performance Period without payment.

Notwithstanding the foregoing, upon a Change of Control of the Company (whether before or after the end of the Performance Period, but before the Payment Date ), all PSUs shall be 100% vested upon such Change of Control.

VI.	Adjustments to Performance Measurements for Significant Events

If, after the beginning of the Performance Period, there is change in accounting standards required by the Financial Accounting Standards Board or other significant event with respect to the Company or a Peer Group member, the performance results shall be adjusted by the Committee as appropriate to equitably reflect such change or event.

VII.	Committee Determination

As soon as reasonably practical following the end of the Performance Period, the Committee shall review and determine the performance results for the Performance Period. No PSUs shall be payable prior to the Committee’s determination; provided, however, the Committee’s determination shall not apply in the event of a Change of Control.